Exhibit 10.3

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS (OTHER THAN DISTRIBUTORS) UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MUST BE MADE ONLY IN COMPLIANCE WITH THE ACT.

FOUNDERS AGREEMENT

This Founders Agreement (the “Agreement”) dated as of July 1, 2021 by and between Sports Industry of India Inc., a Delaware corporation (“SII”), and Mobile Global Esports Inc., a Delaware corporation (“MOGO”), is the written codification of oral discussions and agreements effective from the formation of MOGO on March 11, 2021 and from the execution hereof replaces that certain Consulting Agreement between the Parties dated June 10, 2011. SII and MOGO are hereinafter each referred to as a “Party” and referred to collectively as the “Parties.”

Whereas upon execution of this Agreement that certain Consulting Agreement dated June 10, 2021 by and between the Parties is replaced in its entirety and is of no further force or effect. Each Party acknowledges the full performance by the other of the Consulting Agreement and waives any breach thereof by the other.

Whereas SII is a principal founder of MOGO.

Whereas SII, its subsidiaries, predecessors and affiliates (as defined below) (collectively, herein referred to as “SportsCo”) have been engaged in developing sports programs and opportunities in Bangladesh, Bhutan, India, Nepal, Sri Lanka (the “Territory”) and elsewhere in South Asia since 2010, including arranging for American-style football leagues, basketball leagues and a multi-year license with then Taj TV’s Ten Sports channel, pursuant to which Ten Sports broadcast American-style football tournaments organized by SportsCo for local franchises.

Whereas in furtherance of its sports business, SportsCo has developed relationships with broadcasters, streaming companies, sponsors and production companies, among others.

Whereas as a material part of its activities in the Territory, SportsCo has focused on: (i) creating means for universities in the Territory to monetize their sports programs, (ii) developing, owning and commercializing brand elements for such universities; (iii) developing commercial opportunities for athletes who play for these universities to monetize their name and likeness rights; (iv) creating opportunities to expand the number of games, tournaments and other sports events for these universities, including for esports; and (v) creating opportunities to license and distribute program content based upon or utilizing the brand elements, name and likeness rights, games, and tournaments, including for esports.

Whereas in furtherance of its business university sports activities in the Territory, SportsCo has entered into agreements with numerous universities in the Territory and with The Association of Indian Universities (“AIU”), a society registered under the India Societies Registration Act, 1860 pursuant to which universities and AIU have licensed to SportsCo a range of exclusive rights and non-exclusive rights, including rights pertaining to esports.

Whereas SportsCo has organized more than twenty (20) esports games, tournaments and events on behalf of universities in the Territory and is developing additional esports tournament for such universities.

Whereas SportsCo advanced the costs pertaining to MOGO’s formation, and funded or permitted the Special Persons to develop a business plan for MOGO and has otherwise devoted material resources and time during 2021 to conceiving, developing, organizing, co-founding and advancing the establishment of MOGO.

Now, Therefore the Parties hereby agree on the foregoing recitals and further agree as follows:

1. Sale of Applicable Shares: MOGO represents that as of the date hereof, MOGO has 16,809,800 shares of Common Stock outstanding, including shares committed to certain Persons for which certificates have not yet been issued. SII acknowledges that MOGO may undertake one or more private placements prior to an initial public offering, which, if fully subscribed, could result in the issuance of additional shares of its Common Stock. For the amounts expended by SII to develop and form MOGO, including its expenses of providing consulting services described herein, the waivers and license of intellectual property rights described herein, the grant of the first negotiation and refusal rights described herein, and the additional price of one dollar, MOGO hereby sells to SII 2,650,000 restricted and fully paid shares of its Common Stock (the “Applicable Shares”). The number of shares is not subject to adjustment based on the number of shares MOGO sells in its private placement or placements. The certificates evidencing the Applicable Shares shall bear a standard private placement legend. SII shall have the same registration rights with respect to the Applicable Shares as MOGO may accord to any other investor in 2021, pro rata with such other investor or investors.

2. Access and Information: Commencing with the fourth quarter of 2022 and thereafter for so long as at least 20% of the Applicable Shares remain outstanding, unless and until MOGO becomes subject to the periodic reporting requirements of Sections 12 or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder or equivalent requirements under applicable law, MOGO will deliver to each shareholder of record of Applicable Shares: (i) within 90 days after each calendar quarter, a quarterly financial statement and summary of business activities for the prior quarter; (ii) within 120 days after each calendar year, an annual financial statement and comprehensive review of business activities during the prior year; and (iii) any other reports required to be delivered to other shareholders or lenders.

3. SportsCo Grant of Rights: Subject to MOGO’s due performance of its obligations hereunder:

3.1. Waivers. On its behalf and on behalf of SportsCo, SII hereby waives:

3.1.1. In perpetuity, any rights it might have in and to the written and oral contributions to MOGO’s business, financial, legal and marketing plans contributed during the period from prior to the formation of MOGO through December 31, 2022 by the Special Persons (as defined below) or any other individuals who participate in providing SportsCo’s consulting services to MOGO pursuant to Section 3.2.

3.1.2. Any covenants, whether contractual, at common law, or otherwise that do or might restrict the right of each Special Person to: (i) consult with MOGO, (ii) serve as a member of MOGO’s board of directors, and/or (iii) serve as an officer, employee or representative of MOGO. This covenant will expire on December 31, 2022, unless extended by mutual agreement of the Parties in connection with an agreement negotiated pursuant to Section 3.4.2, or otherwise. Notwithstanding the foregoing: (i) this covenant will continue in perpetuity for Pross; and (ii) Spivak is not subject to any restrictions in favor of SII and accordingly this covenant is not required for Spivak. Pross and Spivak are defined below.

3.2. SII Consulting Services. For a period from the formation of MOGO on March 11, 2021 through and including December 31, 2022, and thereafter, until the first to occur of June 30, 2023 or the date on which MOGO receives gross proceeds from financings since its formation of at least $5,000,000, SII will provide consulting services to MOGO with respect to: (i) esports opportunities in the Territory; (ii) global esports opportunities with universities; (iii) global esports opportunities with the diaspora of individuals born in the Territory and their descendants; (iv) how to organize, manage and promote esports tournaments and other esports events; (iv) sponsorship, production and branding opportunities in the Territory; (v) MOGO’s administrative, corporate and organizational development; (vi) introductions to licensed investment bankers, auditors, counsel and other professionals, including government officials and administrators in the education and sports associations; and (vii) introductions to individuals and companies that could assist MOGO to implement its business plan. Nothing herein is intended to require that any particular Special Person participate in providing the foregoing services, or to imply that SII may not utilize other individuals to provide the foregoing services, or to imply that MOGO must accept advice from SSI, or that MOGO may not utilize other resources with respect to the foregoing. SII’s services will be provided on a non-exclusive, as available basis.

MOGO acknowledges that SII may undertake similar activities for its business and also advises other sports companies with respect to similar matters. SII shall not be entitled to compensation for its consulting services rendered through December 31, 2022. Thereafter, SII shall be entitled to reasonable compensation mutually agreed by the Parties based on the actual time thereafter allocated to such services. If the Parties do not agree on compensation, SII will not be obligated to render further consulting services, but if it nonetheless does so, SII shall not be entitled to compensation with respect thereto. SII shall not be entitled to reimbursement of its expenses for its consulting services rendered through June 30, 2022. Thereafter, SII shall be entitled to be reimbursed its reasonable expenses promptly after submission of reasonable documentation thereof.

3.3. License. On its behalf and on behalf of SportsCo, SII hereby grants to MOGO a non-exclusive license in perpetuity to utilize the written and oral contributions made by the Special Persons or any other individuals who participate in providing SII’s consulting services to MOGO pursuant to Section 3.2.

3.4. First Negotiation Rights in Favor of MOGO. Provided MOGO complies with this Agreement and secures any necessary financing with respect thereto:

3.4.1. From the date of this Agreement and until June 30, 2023, in each instance in which SportsCo seeks to organize individual esports games or a discrete esports tournament with universities in the Territory, SportsCo will negotiate first with MOGO to act as SportsCo’s principal licensee, co-venturer or service provider with respect to organizing the foregoing, seeking sponsors, providing all required technology and otherwise licensing and distributing program content created in connection therewith, prior to entering into negotiations with any other company to do the foregoing. The first negotiation period shall be thirty (30) days after notice from SII to commence such negotiations. This right does not pertain to Excluded Games. “Excluded Games” means games or tournaments that: (i) would be transmitted or streamed by brand-name networks, such as Sony Ten. NEO Sports, ESPN, DSport, DDSports, Star Sports, Fox Sports, Netflix, youtube.com, twitch.com or other identifiable linear or streaming networks, and/or (ii) primarily involve competition between Pakistan and India teams.

3.4.2. With respect to a potentially broad, long-term collaboration to develop and monetize esports involving athletes, universities in the Territory and rights pertaining to esports granted by AIU and universities located in India to SportsCo, commencing promptly after MOGO secures financing of at least $3,500,000 and thereafter for a period of at least 90 days, SportsCo and MOGO shall engage in exclusive negotiations with respect to SportsCo selecting MOGO to be its principal licensee, co-venturer or service provider with respect to SportsCo’s monetization of the foregoing rights, provided that if MOGO does not secure financing of at least $3,500,000 by December 31, 2022, SportsCo shall have no further obligation with respect to the foregoing. Prior to December 31, 2022, SportsCo will not enter into any negotiations for an arrangement that would prevent SportsCo from negotiating in good faith with MOGO with respect thereto. The foregoing does not prohibit SportsCo from entering into arrangements for: (i) Excluded Games, or (ii) from seeking sponsors, licensing and merchandising opportunities generally for its sports activities that might include esports. The Parties acknowledge that prior to the date hereof SportsCo directly supported esports events and that no such activities are a breach of this Agreement.

4. Refusal Right in Favor of MOGO: With respect to any individual game or tournament for which the Parties do not reach an agreement pursuant to Section 3.4.1, provided MOGO complies with this Agreement and secures any necessary financing with respect thereto, SportsCo will not accept an offer from a third Person to provide the services MOGO offered to provide if the terms thereof are less favorable to SportsCo than MOGO’s last written offer without first giving to MOGO a copy of the third Person’s proposal and a five (5) business day period after receipt thereof to match the third Person’s offer. If MOGO matches the third Person’s offer and if MOGO is comparably capable of providing the services offered by the third Person (as determined in good faith by SportsCo), then instead of SportsCo entering into an agreement with the third Person with respect to such games or tournament, SportsCo will enter into an agreement with MOGO with respect thereto. This refusal right will expire on September 30, 2023. If MOGO does not match the third Person’s offer or ifMOGO is not comparably capable of providing the services offered by the third Person, MOGO may enter into the proposed arrangement with the third Person on terms consistent in material respects with the description provided to MOGO. This right does not pertain to Excluded Games.

5.	Certain Restrictions on MOGO:

5.1. MOGO shall not directly or indirectly engage in communications or other conduct that interferes in SportsCo’s rights under its agreements with AIU or universities in the Territory. The Parties acknowledge that MOGO has reviewed the foregoing agreements as of the date hereof. MOGO will not be liable for violating amendments thereto of which it is not informed by SportsCo.

5.2. Without limiting the foregoing, but subject to the waivers in Section 3.1, from the date hereof and until the second to occur of the completion of any games or tournaments undertaken by MOGO pursuant to this Agreement, or December 31, 2023, MOGO shall not, directly or indirectly, except on behalf of, or at the request of, or with the approval of, SportsCo: (i) employ or solicit the employment of any Person who is then, or has been within six (6) months prior thereto, an employee of, or advisor to, SportsCo, or (ii) do any act or thing to cause, bring about, or induce any interference with, disturbance to, or interruption of any of the then- existing relationships of SportsCo with any vendor, customer, client, partner, employee, licensee, licensor, consultant or supplier to SportsCo. The Parties acknowledge that SportsCo may engage in activities with one or more of the same Persons with respect to its business activities and no such action is a breach of this Agreement.

5.3. The foregoing contractual restrictions are in addition to, and not in limitation of, either Party’s rights pursuant to applicable law with regard to the commercial activities, contracts and relationships of the other Party.

6. SportsCo’s Reserved Rights: Notwithstanding anything to the contrary in this Agreement, as between the Parties, any rights owned or hereafter acquired by SportsCo and not specifically licensed or otherwise granted by SportsCo to MOGO hereunder are reserved by and owned by SportsCo and may be used by SportsCo as it so elects, including to compete with MOGO.

7.	Special Persons:

7.1. As used in this Agreement, “Special Persons” mean each of Kiki Benson, Sunny Bhandarkar, Pranav Prabhu, David Pross (“Pross”), Muhammad Jamal Qureshi, Kenin M. Spivak (“Spivak”), Muzammal Khan Wazeeri, Richard Whelan and any other individual mutually agreed in writing by SII and MOGO to be a Special Person.

7.2. Any discussions or negotiations between MOGO and a Special Person with respect to the services of that Special Persons as an officer, director, employee or independent contractor of MOGO have proceeded or will proceed separately from this Agreement between MOGO and that Special Person. If an agreement is reached, that Special Person’s obligations, rights and compensation, if any, and MOGO’s corresponding rights and obligations, if any, will be set forth in a separate agreement between MOGO and that Special Person. That agreement will be disclosed to SII and shall conform to the term of the covenant in Section 3.1.2, unless consented to by SII by Notice or signed agreement. From and after the date any Special Person becomes an officer, director, employee or independent contractor of MOGO, any services rendered by such Special Person for MOGO will be rendered in that capacity and pursuant to that separate agreement and not pursuant to Section 3.2 hereof. Pross and Spivak shall be deemed to have reached agreements with MOGO at the formation of MOGO, disclosure shall be deemed to have been made, and the agreements shall be deemed to be in conformity with Section 3.1.2 hereof.

7.3. Except as expressly set forth in this Agreement, expressly set forth in any separate agreement executed by the applicable parties thereto, or required by applicable law, no Special Person or other individual who participates in providing SportsCo’s consulting services to MOGO pursuant to Section 3.2 is restricted inany way from any other activity, including activities competitive with MOGO and SportsCo, or being a vendor to, or customer of, MOGO and SportsCo, or either of them.

8.	Certain Representations:

8.1. Each Party represents and warrants to the other: that: (i) it has the right, power and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby without obtaining the consent or approval of any third Person; (ii) it has not made and will not make any commitments or granted any rights in conflict with this Agreement; (iii) neither the execution of this Agreement nor the performance of the Party’s obligations under this Agreement will violate any contract, agreement or Law to which such Party is subject; (iv) this Agreement has been duly and validly executed and delivered by that Party and constitutes a valid and binding agreement of that Party, enforceable against that Party in accordance with its terms; (v) that Party has not employed any broker-dealer or finder and has not used any advertisement in connection with the sale of the Applicable Shares; and (vi) any contributions made by such Party or anyone on its behalf to MOGO will not violate the rights of any Person. Neither Party represents or warrants to the other that MOGO will be successful.

8.2.	SII hereby further represents and warrants to MOGO as follows:

8.2.1. SII and its financial advisors have had access to all information concerning MOGO, its business, financial condition and affairs as SII and its financial advisors determine to be necessary to make an informed investment decision. SII acknowledges that in acquiring the Applicable Shares, SII is relying on SII's own knowledge and SII’s review of information made available to SII.

8.2.2. In acquiring the Applicable Shares, SII is not relying on (i) any representations, warranties, statements or assertions of MOGO, other than those set forth herein, or (ii) any representations, warranties, statements or assertions of any other Person.

8.2.3. By reason of SII's business or financial expense, SII has the ability to protect SII’s own interests with respect to the transactions contemplated by this Agreement.

8.2.4. SII is acquiring the Applicable Shares for investment purposes and not for the purpose of distributing the Applicable Shares, provided that subject to applicable law, SII may distribute the Applicable Shares by way of dividend or otherwise to its shareholders and any successors.

9. Confidentiality and Public Communications: Though the existence and terms of this Agreement are not confidential, each Party shall maintain the confidentiality of the confidential and proprietary information of the other Party, including any discussions arising pertaining to the first negotiation and refusal rights. Disclosure of such confidential information shall be restricted, on a need-to-know basis, solely to employees, agents, advisors, consultants and representatives of the receiving Party who have been advised of their obligation with respect to the confidential information and are bound by confidentiality obligations similar to those imposed on the Parties under this Agreement. Notwithstanding and without limiting the foregoing, no press release or other public announcement or disclosure may be made regarding this Agreement or the collaboration of the Parties or the termination thereof, except if mutually approved by the Parties or required by law. Notwithstanding the foregoing: (i) either Party may make disclosures as appropriate to comply with investor and insurer disclosures, filing requirements, applicable Laws and court orders; and (ii) the Parties shall agree on information that may be publicly disclosed, including on and in their websites, collateral materials and press releases. Except as required by law, the confidentiality requirements hereunder shall expire upon the first to occur of December 31, 2025 or such confidential matters being publicly disclosed, other than in breach of this Agreement.

10.	Liability and Release:

10.1. Third-Party Beneficiaries and Liability. Except as expressly provided herein, no third Person is a beneficiary of this Agreement and no third Person is a guarantor of any act or omission of any Party, nor shall any third Person have any liability with respect to any act or omission of any Party. Indemnitees are intended third Person beneficiaries of the indemnification provisions. In no event shall any director, officer, advisor, representative or counsel to a Party be liable to the other Party by reason of any act, omission or breach of any representation, warranty, covenant or condition of this Agreement or any agreement, arrangement or activity related hereto. SportsCo is not liable for the performance of the Special Persons on behalf of MOGO. MOGO is not liable for the performance of the Special Persons on behalf of SportsCo. Special Persons are intended third party beneficiaries of provisions hereof with that refer to Special Persons and Section 12 hereof.

10.2. Special Persons. In reliance upon the provisions of this Section 10 and any separate financial arrangements each has made with MOGO and/or SportsCo that are not a subject of this Agreement, each of the Special Persons has advised MOGO and/or SII with respect to matters pertaining to the formation of MOGO, development of its business plan, and the potential business relationships and arrangements between MOGO and SportsCo including this Agreement. Each of the Special Persons has a financial interest in SportsCo and all or many of the Special Persons, including Pross and Spivak, have or will have a financial interest in MOGO. Certain Special Persons, including Pross and Spivak, have rendered and hereafter likely will render services, in some instances concurrently, for MOGO and SportsCo.

10.3. Release. As a material inducement to the Special Persons to continue to contribute to the development of SportsCo and MOGO, including the negotiation of this Agreement and other business arrangements between MOGO and SportsCo and to, except as specified in Section 10.4, to the maximum extent permitted by Law, each Party on its behalf and on behalf of all companies owned or controlled by such Party, and on behalf of all Persons claiming through such Party and such companies, and (to the extent permitted by Law) on behalf of its and each of their respective owners, directors, officers, agents, representatives, employees and spouses, forever releases and discharges the Special Persons and any companies providing their services and their respective owners, directors, officers, agents, representatives, employees and their spouses from all claims, rights demands, damages and causes of action whatsoever, whether known or unknown, liquidated or unliquidated, contingent or not contingent, matured or not matured (collectively, “Claims”), which have arisen or may have arisen or may arise from the beginning of time through the end of time from or related to: (i) the negotiation, drafting, execution or performance of this Agreement; (ii) the negotiation, drafting or execution of any agreement (oral or written) contemplated by this Agreement; or (iii) decisions, acts or omissions that are asserted to be the result of any conflict between that Special Person’s interests in SportsCo and that Special Person’s interests in MOGO. Each releasing Person agrees that his or its release extends to all Claims of every nature and kind, known or unknown, suspected or unsuspected, vested or contingent. The releasing Persons expressly waive any and all rights under Section 1542 of the Civil Code of the State of California and any similar provision in any other jurisdiction. Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her would have materially affected his or her settlement with the debtor or released party.”

The releasing Persons expressly and completely waive and release any right or benefit which it, he or she has or may have under said Section 1542 of the Civil Code of the State of California or any similar law, statute or rule pertaining to the matters set forth this release. In connection with such waiver and relinquishment, each releasing Persons acknowledges that it, he or she is aware that it, he or she may hereafter discover Claims presently unknown or unsuspected, or facts in addition to or different from those which it, he or she now knows or believes to be true, with respect to the matters released herein. Nevertheless, it is the intention of the releasing Persons through this release, and with the advice of counsel, to fully, finally and forever settle and release all such matters. In furtherance of such intention, upon satisfaction of the terms and conditions in this Agreement, these releases shall be and remain in effect as full and complete releases of the matters released, notwithstanding the discovery or existence of any such additional or different Claims or facts relative thereto or any termination or expiration of the Term. Each releasing Person expressly represents and acknowledges that it, he or she fully understands the effect of the waiver set forth in this Section, and that it, he or she fully and voluntarily waives all rights it, he or she may have pursuant to Section 1542 or any similar law, statute or rule on his or its behalf and on behalf of any Person it, he or she owns or controls.

10.4. Exceptions. This release does not include: (i) any conflicts that do not pertain to matters described or referenced in this Agreement; (ii) any breach of contract or duty after the date of the execution of this Agreement, other than a breach involving potential conflicts that is released above; (iii) any Claim that arises from the failure of a Person to accurately in all material respects describe that Person’s interest in MOGO and/or SportsCo if requested to do so by a Party hereto; or (iv) any conflict that as a matter of unwaivable law may not be released.

11.	Law and Corrupt Practices:

11.1. All activities undertaken pursuant to this Agreement shall be undertaken in compliance with and subject to all the applicable Laws of the relevant country, including the U.S. Foreign Corrupt Practices Act of 1977, as amended.

11.2. The Parties agree to comply with all Laws, including all anti-corruption and anti-bribery legislation applicable to the Parties. Each Party agrees that neither such Party nor any Person working on its behalf in connection with this Agreement or any performance arising from or related hereto shall make any payment or transfer anything of value, directly or indirectly to: any governmental official or employee (including employees of government-owned and government-controlled corporations and public international organizations); any political party, official of a political party, or candidate for public office; any intermediary, including agents or family members of government officials, for payment to any government official; any other Person in a corrupt or improper effort to obtain or retain business or any advantage in connection with the affairs of either Party; any business selling a competing product in order to eliminate or restrict competition, including agreements to divide the market; or any other Person.

12.	Dispute Resolutions:

12.1. Any dispute, controversy or claim involving, arising out of or related to the validity, interpretation, application or enforcement of this Agreement or the transactions contemplated hereby, or any breach or application hereof or tort related hereto, including as to this section’s existence and the validity, termination, scope or enforceability of this agreement to arbitrate shall be submitted to binding arbitration before the American Arbitration Association (“AAA”), whose rules applicable to commercial disputes shall apply except as modified by this Agreement, and the provisions of the California Code of Civil Procedure for contractual arbitration, including Section 1283.05 as to discovery shall apply. Unless the Parties mutually agree otherwise in writing, the arbitration hearing shall take place in Los Angeles County, California and the Parties consent to venue therein. The arbitration shall take place before one arbitrator, who shall be a retired judge. The language of arbitration shall be English and the arbitral award shall be final and binding on the Parties. Each of the Parties irrevocably submits to the exclusive jurisdiction of such arbitration proceeding, waives any and all objections it may now or hereafter have based on the jurisdiction, venue or proceedings set forth in this Agreement and agrees that all claims in respect of such proceeding shall be heard and determined only by such arbitrator, and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court or tribunal. Counsel, parties and witnesses not located in the city in which the arbitration occurs may be deposed and appear at hearings remotely by video telephony or online peer-to-peer services such as Zoom, Microsoft Teams and Skype. If there is no agreement on an arbitrator within 60 days after AAA provides a list of proposed arbitrators, then AAA shall appoint the arbitrator. The arbitrator shall comply with the provisions of this Agreement unless the parties to the arbitration consent in writing otherwise.

12.2. Service of any papers with respect to such arbitration may be effected by delivering any required papers in the manner described in this Agreement for Notices. The award of the arbitrator may be entered with any court whose jurisdiction covers the venue of the arbitration proceeding and such judgment may be enforced with the same force of Law as the non-appealable judgment of a U.S. federal court and may be enforced worldwide against the parties, their guarantors and their assets. To the maximum extent permitted by applicable Law, each Party hereby waives and covenants not to assert any defenses regarding the worldwide enforcement of a judgment hereunder, other than the defense that there has been a prior payment of the judgment, in whole or in part.

12.3. All fees and expenses of counsel to each Party shall be initially borne by such Party, but the arbitrator or court shall award the prevailing Party reasonable costs and expenses, including reasonable attorneys’ fees and expert witness fees, to resolve the dispute and to enforce the final award. If any Party fails to pay its share of the fees and expenses of the arbitrator when and as due then the other Party may request upon ten (10) days’ Notice to all Parties, and the arbitrator shall enter, an award by default against the non- paying Party, unless such fees are paid within such ten-day (10-day) period. THE PARTIES UNDERSTAND AND ACKNOWLEDGE THAT UNDER THIS APPENDIX A EACH WAIVES THE RIGHT TO TRIAL BY JURY.

12.4. The Parties (and any other participants in the arbitration as a condition of such participation) shall maintain the confidential nature of the arbitration proceeding, except as may be necessary to prepare for or conduct the arbitration hearing, as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award, the entry of an award in any court having jurisdiction thereof, the enforcement or the award, or as required by Law or judicial decision.

12.5. If for any reason this Section 12 shall not be sufficient or enforceable as the exclusive means of resolving any and all disputes relating to this agreement or any rights created hereby, then all such matters shall be adjudicated exclusively by state or federal courts in California County, State of California. Each party agrees to submit to the jurisdiction of, and agrees that venue is proper in, California County for any such legal action or proceeding.

13.	General Provisions:

13.1. Reference to Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference to this Agreement includes any and all permitted amendments, supplements, extensions, and renewals of this Agreement.

13.2. Interpretation. Each Party acknowledges and agrees that: (i) the plural and singular numbers shall each be deemed to include the other; (ii) the masculine, feminine and neuter genders shall each be deemed to include the others; (vi) “shall”,” will,” or “agrees” are mandatory, and “may” is permissive; (iii) “or” is not exclusive; (iv) “includes” and “including” are not limiting and mean “without limitation.” (v) “anticipates” and “anticipated” means that there is a current expectation or belief, but not a binding obligation; and

(vi) “Law” means any applicable Law, rule, regulation, court order, or other provision, order, decree, judgement or equivalent with the force of law. All section headings are for reference purposes and shall not affect the meaning or interpretation of this Agreement.

13.3. References to Currency. Except as otherwise specifically provided, all references to currency refers to US Dollars.

13.4. Further Cooperation. Each Party shall execute all certificates and other documents and shall do all such filing, recording, publishing and other acts as are reasonably appropriate or necessary to implement the purposes hereof.

13.5. Notices. Except as required herein, all notices, consents, approvals and other communications hereunder, including the commencement or subsequent communications pertaining to any arbitration or other legal proceeding arising hereunder (“Notices”) shall be in writing and shall be deemed to have been received only if and on the first business day after received (i) by personal delivery, (ii) from a recognized expedited courier service such as Federal Express, DHL or UPS, or (iii) as an “in the window” email or a PDF attachment to an email, provided, however, that receipt of the email is confirmed by an automatically generated “read” receipt or by a return email from the recipient, or if the foregoing does not occur, the sender of the Notice also sends a copy by personal delivery or by an internationally recognized expedited courier service. Notwithstanding the foregoing, unless a Person in writing consents otherwise, all Notices are effective only if also provided by email. Unless a Party notifies the other Parties by Notice of a change in Notice information, the address and email of each Party is as set forth below under the signatures for each Party.

13.6. Governing Law. This Agreement will be governed by, construed, enforced and interpreted in accordance with the internal Laws of the State of California, USA applicable to agreements made and performed solely within such State (including as to statute of limitations), without giving effect to any conflicts of laws principles which otherwise might be applicable.

13.7. No Interpretation Against a Party. Each Party acknowledges that it has been encouraged to seek independent counsel in connection with this Agreement and the terms hereof and has had the opportunity to consult with counsel and for such counsel to explain the terms and conditions hereof to such Party. As a consequence, neither this Agreement nor any uncertainty or ambiguity in it shall be construed or resolved using any presumption against any Party. On the contrary, in the case of any ambiguity or uncertainty pertaining to or arising from this Agreement, this Agreement, shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intention of the Parties. Accordingly, the Parties waive the benefit of any statute or principal of common law providing that in cases of uncertainty, language of a contract should be interpreted most strongly against the Party who caused the uncertainty to exist.

13.8. Other Agreements. In the event of any inconsistency between the terms of this Agreement and the terms of any other agreement among the Parties, this Agreement shall govern as to the subject matter hereof.

13.9. No Partnership; Independent Contractors. The Parties are independent contractors and their relationship is a debtor-creditor relationship. No fiduciary duties are created by this Agreement or the Parties’ performance hereof. Nothing herein contained shall be deemed to constitute a partnership, joint venture or trust by the Parties.

13.10. Assignment. MOGO may not assign this Agreement except to a Person that assumes substantially all operations and assets of MOGO, provided if the successor is not directly or indirectly controlled by Richard Whelan or his successor, any such assignment is subject to SII’s prior approval. SII may assign this Agreement to any affiliate of SII or to any Person who acquires SII’s agreements described in the recitals hereto. Subject to the foregoing, this Agreement will bind the permitted assignees and successors of the Parties. No assignment shall release the assignor or be a novation unless mutually agreed by the Parties in an amendment hereto. The foregoing is not intended to restrict SII from selling or otherwise transferring Applicable Shares. The provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

13.11. Fees and Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with the negotiation or drafting of this Agreement shall be paid by the Party incurring such cost or expense.

13.12. Severability. If an arbitrator or other tribunal of competent jurisdiction holds any provision of this Agreement to be illegal, unenforceable or invalid in whole or in part for any reason: (i) such provision shall be in good faith adjusted rather than voided, if possible, to achieve the intent of the Parties; (ii) this Agreement shall be read as if the invalid, illegal or unenforceable words or provisions had to that extent been deleted; and (iii) the validity and enforceability of the remainder of this Agreement shall not be affected thereby unless an essential purpose of this Agreement would be defeated by the loss of the illegal, unenforceable, or invalid provisions.

13.13. Limitation of Liability. EXCEPT ONLY AS TO INDEMNIFICATION REGARDING LOSSES PAID TO UNRELATED THIRD PERSONS, OR A BREACH BY ONE PARTY OF THE OTHER PARTY’S INTELLECTUAL PROPERTY RIGHTS, WITH RESPECT TO THE TERM, IN NO EVENT WILL ANY PARTY BE LIABLE TO THE OTHER FOR: (1) ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, OR (2) LOSS OF OPPORTUNITY, MARKET POTENTIAL, OR GOODWILL ON ANY THEORY (CONTRACT, TORT, FROM THIRD PARTY CLAIMS OR OTHERWISE). No shareholder, partner, member, manager, director, officer, representative, attorney, affiliate, associate, employee or agent of a Party has any financial or other responsibility for any current, future, fixed, contingent or other liability or obligation of that Party (whether on a theory of alter ego, piercing the corporate veil, or otherwise).

13.14. Third Party Beneficiaries and Liability. Except as described in this Agreement: (i) no Person other than the Parties and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement, (ii) no third Person is a guarantor of the performance by any Party to this Agreement, nor shall any third Person have any liability with respect to the performance by any Party to this Agreement and (iii) this Agreement shall not be deemed to give any right or remedy to any third Person, whether referred to herein or not. Parties released hereunder are intended to be third-party beneficiaries of the release and related provisions hereof.

13.15. Survival of Certain Provisions. Notwithstanding anything to the contrary in this Agreement, the provisions of this Agreement shall survive the Term and the termination hereof to the extent such provisions relate to matters other than services and any other duties or restrictions during its Term. Without limiting the foregoing, payment of compensation, confidentiality, arbitration, indemnification and the general sections hereof shall survive any such termination.

13.16. No Waiver; Modifications. No provision of this Agreement may be modified, amended or waived, and no Party’s rights or remedies be waived, except by a writing executed by the Responsible Persons for the Parties. The Responsible Persons are designated below the signature of each Party. A Party may change its Responsible Person by Notice executed either by the prior Responsible Person or if that Person is incapacitated, dead or no longer associated with a Party, by the Party’s board of directors or estate. Under no circumstance or conditions shall any other conduct be relied upon by the Parties. Failure, neglect or delay by a Party to enforce the provisions of the Agreement or its rights or remedies at any time will not be construed to be deemed a waiver of such Party’s rights and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.

13.17. Entire Agreement. This Agreement expresses the complete and entire understanding of the Parties with respect to the subject matter hereof and supersedes and merges all prior and contemporaneous agreements, dealings, negotiations, promises, representations and communications regarding its subject matter (whether written or oral), between the Parties relating to the subject matter hereof other than the other agreements referenced herein. There are no representations, warranties or other agreements between the Parties (whether express or implied) in connection with the subject matter of this Agreement except as specifically set forth herein.

13.18. Counterparts. This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement that is binding on both Parties. Electronic transmission of documents in portable document format (PDF) shall be acceptable as if original signatures had been exchanged.

IN WITNESS WHEREOF, the Parties have executed and entered into this Agreement by their duly authorized representatives as of the date first written above:

Sports Industry of India Inc.:		Mobile Global Esports Inc.:

By:		By:
Name:	Richard Whelan	Name:	David Pross
Title:	Chief Executive Officer	Title:	CEO

Responsible Officer: Richard Whelan Email: Rich@efli.com Copies: kspivak@SMImanagement.com; dpross@efli.com 616 S. El Camino Real, Suite H, San Clemente, CA 92672	Responsible Officer: David Pross Email: dpross@mogoesports.com Copies: kspivak@SMImanagement.com; richardcwhelan@gmail.com 616 S. El Camino Real, Suite H, San Clemente, CA 92672